Exhibit 10.2

EXECUTION VERSION

ESCROW CREDIT AGREEMENT

among

SGMS ESCROW CORP., as the Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

BANK OF AMERICA, N.A., as Administrative Agent,

Dated as of October 1, 2014

i

SECTION 5.	CONDITIONS PRECEDENT	24

5.1	Conditions to Extensions of Credit on or Prior to the B-2 Start Date	24

SECTION 6.	AFFIRMATIVE COVENANTS	24

6.1	Financial Statements	24
6.2	Certificates; Other Information	25
6.3	Payment of Taxes	25
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	25
6.5	[Reserved]	26
6.6	Inspection of Property; Books and Records; Discussions	26
6.7	Notices	26
6.8	[Reserved]	26
6.9	Use of Proceeds	26

SECTION 7.	NEGATIVE COVENANTS	27

SECTION 8.	EVENTS OF DEFAULT	27

8.1	Events of Default	27
8.2	Application of Funds	29

SECTION 9.	THE ADMINISTRATIVE AGENT	29

9.1	Appointment	29
9.2	Delegation of Duties	29
9.3	Exculpatory Provisions	30
9.4	Reliance by the Administrative Agent	30
9.5	Notice of Default	30
9.6	Non-Reliance on the Administrative Agent and Other Lenders	31
9.7	Indemnification	31
9.8	Agent in Its Individual Capacity	31
9.9	Successor Administrative Agent	32
9.10	Escrow Agent	32
9.11	Administrative Agent May File Proofs of Claim	32

SECTION 10.	MISCELLANEOUS	33

10.1	Amendments and Waivers	33
10.2	Notices; Electronic Communications	34
10.3	No Waiver; Cumulative Remedies	37
10.4	Survival of Representations and Warranties	37
10.5	Payment of Expenses; Indemnification	37
10.6	Successors and Assigns; Participations and Assignments	38
10.7	Adjustments; Set-off	42
10.8	Counterparts	42
10.9	Severability	42
10.10	Integration	42
10.11	GOVERNING LAW	42
10.12	Submission to Jurisdiction; Waivers	43

ii

10.13	Acknowledgments	43
10.14	Confidentiality	44
10.15	No Recourse to Affiliates of the Borrower	45
10.16	Accounting Changes	45
10.17	WAIVERS OF JURY TRIAL	46
10.18	USA PATRIOT Act	46
10.19	Fee Rate Limitation	46
10.20	Payments Set Aside	46
10.21	Electronic Execution of Assignments and Certain Other Documents	47

SCHEDULES:

2.1	Term B-2 Commitments

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Exemption Certificate
C	Form of Note

iii

ESCROW CREDIT AGREEMENT, dated as of October 1, 2014, among SGMS ESCROW CORP., a Delaware corporation (the “Company” or the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto hereby agree as follows:

SECTION 1.                            DEFINITIONS

1.1                               Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Changes”:  as defined in Section 10.16.

“Accrual Fee”:  for any day, a non-refundable accrual fee, which shall accrue on the amount of each Lender’s Aggregate Exposure at a per annum rate, from and after October 18, 2014 (the “B-2 Start Date”) to the earliest of (a) the Escrow Release Date, (b) the Escrow End Date and (c) the date on which such Lender no longer has any Aggregate Exposure, in an amount equal to (i) 5.00% plus (ii) the greater of (x) the Eurocurrency Rate determined for such day and (y) 1.00%; provided that, if the initial “spread” (for purposes of this definition, the “spread” with respect to the Loans and any New Term Loan (as defined in the SGI Credit Agreement) under the SGI Credit Agreement shall be calculated as the sum of the Eurodollar Loan margin (or similar component) on the relevant loan plus any original issue discount or upfront fees in lieu of original issue discount (other than any arranging fees, underwriting fees and commitment fees) (based on an assumed four-year average life for the applicable facilities (e.g., 100 basis points in original issue discount or upfront fees equals 25 basis points of margin))) relating to any New Term Loan (as defined in the SGI Credit Agreement) under the SGI Credit Agreement exceeds the spread then in effect with respect to the Loans by more than 0.50%, the rate under clause (i) above shall be adjusted so that the spread relating to such New Term Loans (as defined in the SGI Credit Agreement) under the SGI Credit Agreement does not exceed the spread applicable to the Loans by more than 0.50%; provided that if such New Term Loans (as defined in the SGI Credit Agreement) under the SGI Credit Agreement include an interest rate (or similar) floor greater than the rate under clause (ii)(y) above, such increased amount shall be equated to the applicable interest (or similar) rate margin for purposes of determining whether an increase to clause (i) above shall be required, to the extent an increase in the interest (or similar) rate floor for the Loans would cause an increase in the Accrual Fee then in effect thereunder, and in such case the rate under clause (ii)(y) above shall be increased by such amount.  Notwithstanding any of the foregoing, the Accrual Fee will be payable to subsequent Lenders accrued on the amount of such Lender’s Aggregate Exposure from and after the date such Person becomes a Lender to the earliest of (a) the Escrow Release Date, (b) the Escrow End Date and (c) the date on which such Lender no longer has any Aggregate Exposure.

“Administrative Agent”:  Bank of America, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agent Parties”:  as defined in Section 10.2(d).

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Term B-2 Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term B-2 Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreed Purposes”:  as defined in Section 10.14.

“Agreement”:  this Escrow Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Applicable Prepayment Price” means, with respect to any Term B-2 Loan, 99% of the principal amount of such Term B-2 Loan.

“Approved Fund”:  as defined in Section 10.6(b)(ii).

“Assignee”:  as defined in Section 10.6(b)(i).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit A.

“B-2 Start Date”:  as defined in the definition of Accrual Fee.

“Bally Merger”:  as defined in the SGI Credit Agreement.

“Bally Merger Agreement”:  as defined in the SGI Credit Agreement.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”:  as defined in Section 10.2(c).

“Business Day”:  any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office is located and any such day that is also a London Banking Day.

“Charges”:  as defined in Section 10.19.

“Closing Date”:  October 1, 2014.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).

“Company”:  as defined in the preamble hereto.

“Confidential Information”:  as defined in Section 10.14.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Debtor Relief Laws”:  means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disqualified Institution”:  (i) those institutions identified by SGI in writing to the Administrative Agent on or prior to August 5, 2014, (ii) any other Person who (A) is not registered or licensed with, or approved, qualified or found suitable by, a Gaming Authority, or (B) has been disapproved, disqualified, denied a license, qualification or approval or found unsuitable by a Gaming Authority, or who has failed to timely submit a required application and other required documentation pursuant to applicable Gaming Laws or (C) has withdrawn such application or other documentation (except where requested or permitted, without prejudice, by the applicable Gaming Authority) (in the case of each of clauses (A) and (B), to the extent required under applicable Gaming Laws or requested by a Gaming Authority) and (iii) business competitors of Holdings and its Subsidiaries and such business competitors’ Affiliates, in each case, identified by Borrower in writing to the Administrative Agent from time to time.  A list of the Disqualified Institutions will be posted by the Administrative Agent on the Platform and available for inspection by all Lenders.

“Do not have Unreasonably Small Capital”:  the Borrower after consummation of the transactions contemplated hereunder is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Term B-2 Maturity Date.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Escrow Account”:  as defined in the Escrow Agreement.

“Escrow Agent”:  Bank of America, N.A., in its capacity as such together with its successors in such capacity pursuant to the Escrow Agreement.

“Escrow Agreement”:  the Escrow Agreement, dated as of the date hereof, by and among the Borrower, the Escrow Agent and the Administrative Agent.

“Escrow Assumption”:  the satisfaction or waiver of the Escrow Release Conditions (as defined in the Escrow Agreement).

“Escrow End Date”:  as defined in the Escrow Agreement.

“Escrow Release Date” as defined in the Escrow Agreement.

“Eurocurrency Base Rate”:  for any Fee Period with respect to a Eurocurrency Loan, the rate per annum equal to (i) the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which is approved by the Administrative Agent, as published on the Screen at approximately 11:00 a.m., London time, three London Business Days prior to the commencement of such Fee Period, for deposits in the relevant currency (for delivery on the first day of such Fee Period) with a term equivalent to such Fee Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Fee Period in same day funds in the approximate amount of the Eurocurrency Loan being made or continued and with a term equivalent to such Fee Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) three London Business Days prior to the commencement of such Fee Period; provided that, if LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Loans”:  Loans the rate of the Accrual Fee applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Fee Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans the then current Fee Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) net income Taxes (however denominated), net profits Taxes, franchise Taxes, and branch profits Taxes (and net worth Taxes and capital Taxes imposed in lieu of net income Taxes), in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, if such Recipient is a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) as a result of a present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein, (ii) any withholding Taxes (including backup withholding) imposed on applicable amounts payable to or for the account of such Recipient under this Agreement pursuant to a law in effect on the date on which (A) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.24) or (B) if such Recipient is a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or, if such Recipient is a Lender, to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with paragraphs (d), (e) or (g), as applicable, of Section 2.20 and (iv) any withholding Taxes imposed under FATCA.

“Fair Value”:  the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower after giving effect to the consummation of the transactions contemplated hereunder would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (together with any law implementing such agreements).

“Federal District Court”:  as defined in Section 10.12(a).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) as to any Eurocurrency Loan having a Fee Period of three months or less, the last day of such Fee Period, and (b) as to any Eurocurrency Loan having a Fee Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Fee Period and the last day of such Fee Period; provided that a Fee Payment Date shall also occur on the earlier of (i) the Escrow Release Date and (ii) the Escrow End Date if occurring prior to a Fee Payment Date under clause (a) or (b), as applicable.

“Fee Period”:  (a) initially, the period commencing on the B-2 Start Date, as the case may be, and ending one, two, three or six or (if available from all Lenders) twelve months (or such other period acceptable to all Lenders) thereafter, as selected by the Borrower in its notice of borrowing or notice of continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Fee Period applicable to such Eurocurrency Loan and ending one, two, three or six or (if available from all Lenders) twelve months (or such other period acceptable to all Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 p.m., New York City time, on the date that is four Business Days prior to the last day of the then current Fee Period with respect thereto; provided that all of the foregoing provisions relating to Fee Periods are subject to the following:

(i)                                     if any Fee Period would otherwise end on a day that is not a Business Day, such Fee Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Fee Period into another calendar month in which event such Fee Period shall end on the immediately preceding Business Day;

(ii)                                  any Fee Period that would otherwise extend beyond the date final payment is due on the Loans shall end on such due date; and

(iii)                               any Fee Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Fee Period) shall end on the last Business Day of a calendar month.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Gaming Approval”:  any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (i) necessary to enable Holdings and its Subsidiaries to engage in the lottery, gambling, casino, horse racing or gaming business or otherwise continue to conduct their business as it is conducted on the Closing Date or any Permitted Business (directly or indirectly through a joint venture or other Person) conducted after the Closing Date, (ii) that regulates gaming in any jurisdiction in which Holdings and its Subsidiaries conduct gaming activities and has jurisdiction over such persons (including any successors to any of them) or (iii) necessary to accomplish the transactions contemplated hereby.

“Gaming Authority”:  as to any Person, any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Holdings or any of its Subsidiaries.

“Gaming Facility”:  as to any Person, any lottery operation, gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, race tracks, off-track wagering sites and other recreation and entertainment facilities.

“Gaming Laws”:  as to any Person, (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including pari-mutuel race tracks) and rules, regulations, codes and ordinances of any Gaming Authority, and all administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Holdings or any of its Subsidiaries within its jurisdiction, (b) Gaming Approvals and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Governmental Authority”:  any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any investment.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hedge Agreements”:  all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdings”:  as defined in the SGI Credit Agreement.

“Indebtedness” of any Person:  without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by (i) bonds (excluding surety bonds), debentures, notes or similar instruments, and (ii) surety bonds, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all capital lease obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any disqualified capital stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided that Indebtedness shall not include (A) trade and other payables, accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) payment and custodial obligations in respect of prize, jackpot, deposit, payment processing and player account management operations or (E) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof (or provides for reimbursement to such Person).

“Indebtedness for Borrowed Money”: (a) to the extent the following would be reflected on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) capital lease obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnitee”:  as defined in Section 10.5.

“Lender Funding Date”:  as to any Lender, the date set forth under the heading “Lender Funding Date” opposite such Lender’s name on Schedule 2.1 to this Agreement, which date shall be no later than the B-2 Start Date.

“Lenders”:  as defined in the preamble hereto.

“Liabilities”:  the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower as of the date hereof after giving effect to the consummation of the transactions contemplated hereunder, determined in accordance with GAAP consistently applied.

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any Term B-2 Loan outstanding under this Agreement.

“Loan Documents”:  the collective reference to this Agreement, the Escrow Agreement and the Notes (if any), together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“London Banking Day”:  any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect”:  a material adverse effect on the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, or on the ability of the Borrower to perform its payment obligations to the Lenders, in each case, under the Loan Documents.

“Maximum Rate”:  as defined in Section 10.19.

“New York Supreme Court”:  as defined in Section 10.12(a).

“New York Courts”:  as defined in Section 10.12(a).

“No Undisclosed Information Representation”:  with respect to any Person, a representation that such Person is not in possession of any material non-public information with respect to the Borrower that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to the Borrower), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.

“Non-US Lender”:  as defined in Section 2.20(d).

“Note”:  any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit C, or such other form as agreed upon by the Administrative Agent and the Borrower.

“Obligations”:  the unpaid principal of and fees on (including fees accruing after the maturity of the Loans and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition fees is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(c)(i).

“Participant Register”:  as defined in Section 10.6(c)(iii).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Platform”:  as defined in Section 10.2(c).

“Present Fair Salable Value”:  the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower after giving effect to the consummation of the transactions contemplated hereunder are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including capital stock.

“Public Information”:  as defined in Section 10.2(c).

“Public Lender”:  as defined in Section 10.2(c).

“Recipient”:  (a) any Lender and (b) the Administrative Agent, as applicable.

“Register”:  as defined in Section 10.6(b)(iv).

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Person”:  as defined in Section 10.5.

“Replaced Lender”:  as defined in Section 2.24.

“Representatives”:  as defined in Section 10.14.

“Required Lenders”:  at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term B-2 Loans then outstanding.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer (or similar title), chief accounting officer, controller or treasurer (or similar title), and, with respect to financial matters, the chief financial officer (or similar title), controller or treasurer (or similar title), and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.

“Screen”:  the relevant display page for the Eurocurrency Base Rate (as reasonably determined by the Administrative Agent) on the Bloomberg Information Service or any successor thereto; provided that if the Administrative Agent determines that there is no such relevant display page or otherwise in Bloomberg for the Eurocurrency Base Rate, “Screen” means such other comparable publicly available service for displaying the Eurocurrency Base Rate (as reasonably determined by the Administrative Agent).

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”:  collectively, the Lenders, the Administrative Agent and any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“SGI”:  Scientific Games International, Inc., a Delaware corporation.

“SGI Credit Agreement”:  the credit agreement dated as of October 18, 2013 as amended by Amendment No. 1 dated as of the date hereof, by and among SGI, Scientific Games Corporation, Bank of America, N.A. as administrative agent, the lenders party thereto from time to time and the other parties thereto.

“Solvent”:  with respect to the Borrower, as of any date of determination, (i) the Fair Value of the assets of the Borrower exceeds its Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower exceeds its Liabilities; (iii) the Borrower Does not have Unreasonably Small Capital; and (iv) the Borrower Will be able to pay its Liabilities as they mature.

“Stated Maturity”:  with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof.

“Taxes”:  all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B-2 Commitment”:  as to any Lender, the obligation of such Lender to make a Term B-2 Loan to the Borrower in the principal amount set forth under the heading “Term B-2 Commitment” opposite such Lender’s name on Schedule 2.1 to this Agreement.  The aggregate principal amount of the Term B-2 Commitments as of the Closing Date is $2,000,000,000.

“Term B-2 Loan”:  as defined in Section 2.1.

“Term B-2 Maturity Date”:  October 1, 2021.

“United States”:  the United States of America.

“US Lender”:  as defined in Section 2.20(e).

“USA Patriot Act”:  as defined in Section 10.18.

“Will be able to pay its Liabilities as they mature”:  for the period from the date hereof through the Term B-2 Maturity Date, the Borrower after giving effect to the consummation of the transactions contemplated hereunder will have sufficient assets, credit capacity and cash flow to pay its Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower as reflected in the projected financial statements and in light of the anticipated credit capacity.

“Yield”:  on any date on which “Yield” is required to be calculated hereunder will be the internal rate of return on the Term B-2 Loans or any new syndicated loans, as applicable, determined by the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, including, as applicable, utilizing (a) the greater of (i) if applicable, any “LIBOR floor” applicable on such date and (ii) the price of a LIBOR swap-equivalent maturing on the earlier of (x) the date that is four years following such date and (y) the final maturity date of such Indebtedness; (b) the Accrual Fees or the applicable interest rate margin or fees similar to the Accrual Fees for such other Indebtedness, as applicable, on such date; and (c) the issue price of the Term B-2 Loans or such other Indebtedness, as applicable (after giving effect to any original issue discount or upfront fees paid to the market (but excluding commitment, arrangement, structuring or other fees in respect of the Term B-2 Loans or any such other Indebtedness, as applicable, that are not generally shared with the relevant lenders) in respect of the Term B-2 Loans or such other Indebtedness, as applicable, calculated based on an assumed four year average life to maturity).

1.2                               Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The term “documents” includes any and all documents whether in physical or electronic form.

(e)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)                                   Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 2.                            AMOUNT AND TERMS OF COMMITMENTS

2.1                               Term B-2 Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Term B-2 Loan”) in Dollars to the Borrower on such Lender’s Lender Funding Date in an amount which will not exceed the amount of the Term B-2 Commitment of such Lender.  The aggregate outstanding principal amount of the Term B-2 Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time.

2.2                               Procedure for Term B-2 Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent one Business Day prior to the Closing Date) requesting that the Lenders make the Term B-2 Loans on the Lender Funding Dates, specifying the amounts to be borrowed and the requested Fee Period.  Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof.  Not later than 11:00 a.m., New York City time, on the Lender Funding Date applicable to a Lender, such Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term B-2 Loans to be made by such Lender.  The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3                               Repayment of Term B-2 Loans.

(a)                                 The Term B-2 Loan of each Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each March, June, September and December, commencing on the first such day to occur after the closing of the Bally Merger, in an amount equal to one quarter of one percent (0.25%) of the stated principal amount of the Term B-2 Loans funded on or prior to the B-2 Start Date (as the same may be adjusted pursuant to Section 2.11), with the remaining balance thereof payable on the Term B-2 Maturity Date.

(b)                                 If an Escrow Assumption occurs, all Term B-2 Loans and all accrued fees thereon shall no longer be deemed to be outstanding under this Agreement but shall thereafter be outstanding under the SGI Credit Agreement, in accordance with the terms thereof and this Agreement shall no longer apply to such Loans.

2.4                               [Reserved].

2.5                               [Reserved].

2.6                               [Reserved].

2.7                               [Reserved].

2.8                               Repayment of Loans.

(a)                                 The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender, (i) the principal amount of each outstanding Term B-2 Loan of such Lender made to the Borrower in installments according to the applicable amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 2.12 or 8.1).  The Borrower hereby further agrees to pay fees on the principal amount of the Term B-2 Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, in accordance with Section 2.15.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term B-2 Loan of such Lender from time to time, including the amounts of principal and fees payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term B-2 Loan made hereunder and any Note evidencing such Term B-2 Loan, and the Fee Period applicable thereto, (ii) the amount of any principal and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest or fees) the Term B-2 Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9                               [Reserved].

2.10                        [Reserved].

2.11                        Optional Prepayments.

(a)                                 The Borrower may at any time and from time to time prepay the Term B-2 Loans, in whole or in part, at the Applicable Prepayment Price, upon irrevocable written notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided that if a Term B-2 Loan is prepaid on any day other than the last day of the Fee Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with accrued fees to such date on the amount prepaid.  Partial prepayments of Term B-2 Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof, and shall be subject to the provisions of Section 2.18.  If requested by the Borrower, the Administrative Agent shall deliver the notice to the Escrow Agent contemplated by Section 3.6 of the Escrow Agreement in connection therewith with respect to an amount of funds sufficient to fund the prepayment under this Section 2.11(a).

(b)                                 [Reserved].

(c)                                  In connection with any optional prepayments by the Borrower of the Term B-2 Loans pursuant to this Section 2.11, such prepayments shall be applied on a pro rata basis to the then outstanding Term B-2 Loans being prepaid.

2.12                        Mandatory Prepayments.  In the event that the proceeds from the Escrow Account are distributed to the Administrative Agent pursuant to Section 3.4 or 3.5 of the Escrow Agreement, the Term B-2 Loans and all accrued fees thereon shall be immediately due and payable and the Administrative Agent, on behalf of the Borrower, shall apply all funds so received from the Escrow Account to repay in full all outstanding Term B-2 Loans at the Applicable Prepayment Price and accrued fees thereon and other Obligations (other than contingent indemnification Obligations) and, to the extent there are any remaining amounts after payment in full of all such Obligations, shall promptly remit such remaining amounts to the Borrower.  To the extent that the amount received by the Administrative Agent from the Escrow Agent is insufficient to pay all Obligations then outstanding, the Borrower shall remain liable for any deficiency.  If a Term B-2 Loan is prepaid on any day other than the last day of the Fee Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.

2.13                        Continuation Options.  Any Eurocurrency Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Fee Period” set forth in Section 1.1 and no later than 1:00 p.m., New York City time, on the fourth Business Day preceding the proposed continuation date, of the length of the next Fee Period to be applicable to such Loans; provided that if the Borrower shall fail to give any required notice as described above in this Section 2.13 such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans having an Fee Period of one month’s duration on the last day of such then-expiring Fee Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14                        Limitations on Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all Loans hereunder shall at all times be part of the same Eurocurrency Tranche unless the Administrative Agent shall otherwise agree.  Upon an Escrow Assumption, all Term B-2 Loans that are thereafter outstanding under the SGI Credit Agreement, in accordance with the terms thereof, shall have an interest period that is the same as the Fee Period applicable immediately prior to the Escrow Assumption (and thus such period shall end in respect of such Term B-2 Loans under the SGI Credit Agreement on the same day as the day on which such Fee Period was scheduled to end if the Escrow Assumption had not occurred).

2.15                        Accrual Fee.

(a)                                 Each Term B-2 Loan shall bear, and the Borrower agrees to pay to the Administrative Agent for the account of each Lender, fees for each day during each Fee Period with respect to such Term B-2 Loan at a rate per annum equal to the Accrual Fee determined for such day.

(b)                                 If all or a portion of the principal, fees or other amount due in respect of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall earn fees at a rate per annum equal to the Accrual Fee rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(c)                                  Accrual Fees shall be payable by the Borrower in arrears on each Fee Payment Date; provided that fees accruing pursuant to clause (b) of this Section 2.15 shall be payable from time to time on demand.

2.16                        Computation of Fees.

(a)                                 Fees payable pursuant hereto shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate.  Any change in the Accrual Fee on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in the Accrual Fee.

(b)                                 Each determination of a fee rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any Accrual Fee pursuant to Section 2.15(a).

2.17                        Inability to Determine Fee Rate.  If prior to the first day of any Fee Period for any Eurocurrency Loan:

(a)                                 the Administrative Agent shall have determined (which determination shall be presumptively correct absent demonstrable error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Fee Period, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that by reason of any changes arising after the Closing Date, the Eurocurrency Rate determined or to be determined for such Fee Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Fee Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), the Eurocurrency Rate for such Fee Period (and any subsequent Fee Period until such notice is withdrawn by the Administrative Agent) shall be the same as the Eurocurrency Rate for the most recently ended Fee Period.

2.18                        Pro Rata Treatment and Payments.

(a)                                 Except as expressly otherwise provided herein (including as expressly provided in Sections 2.15(b), 2.19, 2.20, 2.21, 2.24, 10.5, 10.6 and 10.7), each payment (other than prepayments) in respect of principal in respect of Term B-2 Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders, pro rata according to the respective amounts then due and owing to such Lenders.

(b)                                 Each optional prepayment of the Term B-2 Loans shall be applied to the remaining installments thereof as specified by the Borrower (and absent such specification, in direct order of maturity).  Amounts repaid or prepaid on account of the Term B-2 Loans may not be reborrowed.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 3:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds.  Any payment received by the Administrative Agent after 3:00 p.m., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, fees thereon shall be payable at the then applicable rate during such extension.

(d)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with fees thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with accrued Accrual Fees thereon, on demand, from the Borrower.

(e)                                  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19                        Requirements of Law.

(a)                                 Except with respect to Excluded Taxes, Indemnified Taxes and Other Taxes, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder;

(ii)               shall subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liability or capital attributable thereto; or

(iii)            shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, continuing or maintaining Term B-2 Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in Dollars, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)                                  A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error.  Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations.  Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, fees and expenses if written demand therefor was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, fees and expenses.

(d)                                 Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

2.20                        Taxes.

(a)                                 Except as otherwise provided in this Agreement or as required by law, all payments made by the Borrower under this Agreement and the other Loan Documents to any Recipient under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.  If any Indemnified Taxes or Other Taxes are required to be deducted or withheld from any such payments, the amounts so payable to the applicable Recipient shall be increased to the extent necessary so that after deduction or withholding of such Indemnified Taxes and Other Taxes (including Indemnified Taxes attributable to amounts payable under this Section 2.20(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.  If the Borrower fails to pay any Indemnified Taxes or Other Taxes that the Borrower is required to pay pursuant to this Section 2.20 (or in respect of which the Borrower would be required to pay increased amounts pursuant to Section 2.20(a) if such Indemnified Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the applicable Recipient for any payments by them of such Indemnified Taxes or Other Taxes, including any amounts payable pursuant to Section 2.20(a), and for any incremental Taxes that become payable by such Recipient as a result of any such failure within thirty days after the Lender or the Administrative Agent delivers to the Borrower (with a copy to the Administrative Agent) either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) certificates as to the amount of such payment or liability prepared in good faith.

(d)                                 Each Lender (and, in the case of a pass-through entity, each of its beneficial owners) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete copies of IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, or, (ii) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit B and two accurate and complete copies of IRS Form W-8BEN or W-8BEN-E, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower.  Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender.  Each Non-US Lender shall (i) promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the Borrower make any deduction or withholding for Taxes from amounts payable to such Lender.  Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(e)                                  Each Lender (and, in the case of a Lender that is a non-United States pass-through entity, each of its beneficial owners) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such Lender is not subject to backup withholding.  Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement.  In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender.  Each US Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(f)                                   If any Recipient determines, in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to Section 2.20), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than any such penalties, interest or other charges resulting from the gross negligence or willful misconduct of the relevant Recipient) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  In no event will any Recipient be required to pay any amount to an indemnifying party the payment of which would place such Recipient in a less favorable net after-tax position than such Recipient would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.  The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

(g)                                  If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section

1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

2.21                        Indemnity.  Other than with respect to Taxes, which shall be governed solely by Section 2.20, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of the Accrual Fee) that such Lender actually sustains or incurs as a consequence of (a) any failure by the Borrower in making a borrowing, or continuation, of Eurocurrency Loans after the Borrower has given notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or continuation of Eurocurrency Loans on a day that is not the last day of a Fee Period with respect thereto.  A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error.  This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22                        [Reserved].

2.23                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

2.24                        Replacement of Lenders.  The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty, the Term B-2 Loans of any Lender (each such Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority pursuant to Section 2.19 or 2.20, (ii) is, or the Borrower reasonably believes could constitute, a Disqualified Institution, or

(iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Term B-2 Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement, (C) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (D) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution, (E) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (F) in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver, and (G) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender.  Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid fees on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18.  In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Term B-2 Loans and participations so assigned shall be paid in full to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.

SECTION 3.                            [RESERVED]

SECTION 4.                            REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term B-2 Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, as of the Closing Date, that:

4.1                               Existence; Compliance with Law.  The Borrower (a) (i) is duly incorporated, validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its incorporation, and (ii) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.2                               Corporate Power; Authorization; Enforceable Obligations.

(a)                                 The Borrower has the corporate or other organizational power and authority to execute and deliver, and perform its obligations under, the Loan Documents and to borrow hereunder.  The Borrower has taken all necessary corporate or other action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents and, to authorize the extensions of credit on the terms and conditions of this Agreement.

(b)                                 No consent or authorization of, filing with, or notice to, any Governmental Authority is required to be obtained or made by the Borrower for the extensions of credit hereunder or its execution and delivery of, or performance of its obligations under, or validity or enforceability of, this Agreement or any of the other Loan Documents, as against or with respect to the Borrower, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) consents, authorizations, filings and notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (iii) the filings referred to in the Escrow Agreement.

(c)                                  Each Loan Document has been duly executed and delivered on behalf of the Borrower.  Assuming the due authorization of, and execution and delivery by, the parties thereto (other than the Borrower), this Agreement constitutes, and each other Loan Document upon execution and delivery by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.3                               No Legal Bar.  Assuming the consents, authorizations, filings and notices referred to in Section 4.2(b) are obtained or made and in full force and effect, the execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of the Borrower, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Borrower, (c) except as would not reasonably be expected to have a Material Adverse Effect, violate any Contractual Obligation of the Borrower or (d) except as would not have a Material Adverse Effect, result in or require the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created or contemplated by the Escrow Agreement).

4.4                               No Default.  No Default or Event of Default has occurred and is continuing.

4.5                               Federal Regulations.  No part of the proceeds of the Term B-2 Loans will be used for any purpose that violates the provisions of the regulations of the Board.

4.6                               Investment Company Act.  The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.7                               Solvency.  As of the Closing Date, the Borrower is, and immediately after giving effect to the transactions referred to herein will be, Solvent.

4.8                               Use of Proceeds.  The Borrower will use the proceeds of the Term B-2 Loans solely in compliance with Section 6.9 of this Agreement.

SECTION 5.                            CONDITIONS PRECEDENT

5.1                               Conditions to Extensions of Credit on or Prior to the B-2 Start Date.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a)                                 Escrow Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Borrower;

(b)                                 Borrowing Notice.  The Administrative Agent shall have received a notice of borrowing from the Borrower with respect to the Term B-2 Loans to be made on or prior to the B-2 Start Date;

(c)                                  Legal Opinions.  The Administrative Agent shall have received an executed legal opinion of Latham & Watkins LLP, special New York counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(d)                                 Closing Certificate.  The Administrative Agent shall have received a certificate of the Borrower, dated as of the Closing Date, stating that each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date.

(e)                                  Solvency Certificate.  The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.                            AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Term B-2 Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall:

6.1                               Financial Statements, Etc..  Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on IntraLinks or another similar electronic platform) copies of all notices provided by SGI to the lenders under the SGI Credit Agreement pursuant to, and in accordance with, Sections 6.1 and 6.2 thereof.

Any financial statements or other deliverables required to be delivered pursuant to this Section 6.1 and any financial statements or reports required to be delivered pursuant to clause (b) of Section 6.2 shall be deemed to have been furnished to the Administrative Agent on the date that (i) such financial statements or deliverable (as applicable) is posted on the SEC’s website at www.sec.gov or the website for Holdings and (ii) the Administrative Agent has been provided written notice of such posting.

Documents required to be delivered pursuant to this Section 6.1 may also be delivered by posting such documents electronically with written notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2                               Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (c), to the relevant Lender:

(a)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1, commencing with delivery of financial statements for the first period ending after the Closing Date, to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred, and (y) a description of any change in the name or jurisdiction of organization of the Borrower since the date of the most recent notice delivered pursuant to this clause (or, in the case of the first such notice so delivered, since the Closing Date);

(b)                                 [reserved];

(c)                                  such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, (a) the Borrower will not be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information).

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s (or an Affiliate’s) website or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, the SEC’s website at www.sec.gov or another relevant website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3                               Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4                               Conduct of Business and Maintenance of Existence, etc.; Compliance.  (a) Preserve and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except (i) in connection with the Escrow Assumption and (ii) in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5                               [Reserved].

6.6                               Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and accounts in a manner to allow financial statements to be prepared in conformity with GAAP, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided that (i) such visits shall be coordinated by the Administrative Agent, (ii) such visits shall be limited to no more than one such visit per calendar year, and (iii) such visits by any Lender shall be at the Lender’s expense, except in the case of the foregoing clauses (ii) and (iii) during the continuance of an Event of Default), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower with officers of the Borrower upon reasonable notice and at such reasonable times during normal business hours (provided that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, and (iii) such discussions shall be limited to no more than once per calendar quarter except during the continuance of an Event of Default) and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided that (i) a Responsible Officer the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).  Notwithstanding anything to the contrary in this Section 6.6, the Borrower will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) that constitutes classified information.

6.7                               Notices.  Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.8                               [Reserved].

6.9                               Use of Proceeds.  Distribute the proceeds of the Term B-2 Loans, if released to the Borrower in accordance with the Escrow Agreement, to SGI and use such proceeds to fund a portion of the costs in connection with the Bally Merger and the transactions related thereto.

SECTION 7.                            NEGATIVE COVENANTS

For so long as any Term B-2 Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall not engage in any material activities other than performing its obligations under the Loan Documents, issuing other indebtedness pursuant to escrow arrangements and performing its obligations thereunder, maintaining its existence (other than in connection with the Escrow Assumption), entering into transactions in connection with the Bally Merger consummated substantially concurrently therewith, and, in each case, other activities reasonably related or incidental thereto.

SECTION 8.                            EVENTS OF DEFAULT

8.1                               Events of Default.  If any of the following events shall occur and be continuing:

(a)                                 The Borrower shall fail to pay (i) any principal of the Term B-2 Loans when due in accordance with the terms hereof, or (ii) any fee or other amount payable by it hereunder or under any other Loan Document within five Business Days after any such fee or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall in either case prove to have been inaccurate in any material respect and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished; or

(c)                                  The Borrower shall default in the observance or performance of any agreement contained in Section 7; or

(d)                                 The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) and (b) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of the date that (x) the Borrower receives from the Administrative Agent or the Required Lenders notice of the existence of such default or (y) a Responsible Officer of the Borrower has knowledge thereof; or

(e)                                  The Borrower shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Term B-2 Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $50,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (a) and (b) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness, or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by the Borrower and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; provided, further, that, for the avoidance of doubt, a requirement to make a mandatory redemption or repayment of Indebtedness solely from amounts on deposit with a third party escrow agent shall not be an Event of Default hereunder so long as such amounts are actually applied to prepay such Indebtedness as and when required thereby; or

(f)                                   (i) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                  (g)                                  One or more final judgments or decrees shall be entered against the Borrower pursuant to which the Borrower has a liability (not paid or fully covered by third-party insurance or effective indemnity) of $50,000,000or more (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof; or

(h)                                 (i) The Escrow Agreement shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Borrower not to be a legal, valid and binding obligation of any party thereto, (ii) any Lien created by the Escrow Agreement shall cease to be, or shall be asserted in writing by the Borrower not to be enforceable and of the same effect and priority purported to be created thereby with respect to the Escrow Account (other than in connection with releases in accordance with the terms of the Escrow Agreement); or

(i)                                     The Borrower ceases for any reason to be direct or indirect wholly-owned subsidiary of SGI (other than in connection with the Escrow Assumption); or

(j)                                    the Loans (as defined in the SGI Credit Agreement) shall have been accelerated and the Commitments (as defined in the SGI Credit Agreement) shall have been terminated, in each case, pursuant to Section 8 of the SGI Credit Agreement;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Term B-2 Loans hereunder (with accrued fees thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Loans hereunder (with accrued fees thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

8.2                               Application of Funds.  After the exercise of remedies provided for in Section 8.1 (or after the Term B-2 Loans have automatically become immediately due and payable as set forth in the last paragraph to Section 8.1), any amounts received on account of the Obligations (including from the Escrow Account) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2) payable to the Administrative Agent in its capacity as such;

Second, pro rata to the payment of all other Obligations due and owing to the Secured Parties, ratably among the Secured Parties in proportion to the respective amounts described in this clause Second held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

SECTION 9.                            THE ADMINISTRATIVE AGENT

9.1                               Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2                               Delegation of Duties.  The Administrative Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.  The Administrative Agent and any such agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Persons.  The exculpatory provisions of this Article shall apply to any such agent or attorney-in-fact and to the Related Persons of the Administrative Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.3                               Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder or the creation, perfection or priority of any Lien purported to be created by the Escrow Agreement.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, nor shall the Administrative Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability that is not subject to indemnification under Section 10.5 or that is contrary to any Loan Document or applicable law.

9.4                               Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term B-2 Loans.  In determining compliance with any conditions hereunder to the making of a Term B-2 Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term B-2 Loan.

9.5                               Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.

The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                               Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower and its Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower and its Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of either the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7                               Indemnification.  The Lenders severally agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Term B-2 Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term B-2 Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 9.7 shall survive the payment of the Term B-2 Loans and all other amounts payable hereunder.

9.8                               Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent.  With respect to its Term B-2 Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not the

Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9                               Successor Administrative Agent.  Subject to the appointment of a successor as set forth herein, the Administrative Agent may resign upon 30 days’ notice to the Lenders and the Borrower effective upon appointment of a successor Administrative Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Administrative Agent, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10                        Escrow Agent.  The Escrow Agent shall be entitled to all rights, privileges and immunities provided to it in the Escrow Agreement.

9.11                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, to the maximum extent permitted by applicable law, the Administrative Agent (irrespective of whether the principal of any Term B-2 Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)                                 to file a proof of claim for the whole amount of the principal and fees owing and unpaid in respect of the Term B-2 Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

SECTION 10.                     MISCELLANEOUS

10.1                        Amendments and Waivers.

(a)                                 Except to the extent otherwise expressly set forth in this Agreement (including Section 10.16), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and the Borrower (and, in the case of the Escrow Agreement, the Escrow Agent) may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower (and, in the case of the Escrow Agreement, the Escrow Agent) may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, deleting or otherwise modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Administrative Agent, the Escrow Agent or the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Loan, reduce the stated fee or premium payable hereunder (except in connection with the waiver of applicability of any post-default increase in Accrual Fees (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s commitment hereunder, in each case without the written consent of each Lender directly and adversely affected thereby; (B) amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of all Lenders; (C) reduce any percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release funds from the Escrow Account (other than in accordance with the terms thereof), in each case without written consent of all Lenders; (D) amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18 without the written consent of all Lenders directly and adversely affected thereby; or (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent, and, in the case of Section 9.10, the Escrow Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders, the Escrow Agent and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)                                 Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five

Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

(c)                                  Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Section 10.16.

(d)                                 Notwithstanding the foregoing, the Escrow Agreement may be amended, restated, supplemented, waived or modified solely with the consent of the Borrower, the Administrative Agent and the Escrow Agent, without the consent of any other party.

10.2                        Notices; Electronic Communications.

(a)                                 All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours (New York time) for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower or the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	SGMS Escrow Corp. 750 Lexington Avenue New York, NY 10022 Attention: Scott Schweinfurth, EVP & CFO Telecopy: (212) 754-2372 Telephone: (847) 785-3760 Email: SSchwein@wms.com

Attention: Robert C. Becker, VP & Treasurer Telephone: (302) 593-8630 Email: Bob.Becker@scientificgames.com

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Michele O. Penzer Telecopy: (212) 751-4864 Telephone: (212) 906-1200

The Administrative Agent:

For Loan Borrowing Notices, Continuations, and Payments:

Bank of America, N.A.

901 Main Street

Dallas, Texas 75202

Mail Code: TX1-492-14-11

Attention: Jacqueline R. Jones

Telecopy: 214-290-9439

Telephone: 972-338-3765

Email:jacqueline.r.jones@baml.com

For Financial Statements, Certificates, Other Information:

Bank of America, N.A.

901 Main Street

Dallas, Texas 75202

Mail Code: TX1-492-14-11

Attention: Ronaldo Naval

Telecopy: 877-511-6124

Telephone: 214-209-1162

Email: ronaldo.naval@baml.com

With a copy (which shall not constitute notice) to:	Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Attention: William Miller Telecopy: (212) 738-2169 Telephone: (212) 702-3836 Email:wmiller@cahill.com provided that any notice, request or demand to or upon the Administrative Agent, the Lenders or the Borrower shall not be effective until received.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to the Borrower for purposes of the United States Federal and state securities laws (collectively, “Public Information”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Borrower identify any such information as “PUBLIC.”

(d)                                 THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)                                  Each of the Borrower and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to such other Persons.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)                                   The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3                        No Waiver; Cumulative Remedies.

(a)                                 No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.7(b) (subject to the terms of Section 10.7(a)), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law.

10.4                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                        Payment of Expenses; Indemnification.  Except with respect to Taxes which are addressed in Section 2.20, the Borrower agrees (a) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Term B-2 Loans (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, and, as to the Administrative Agent only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Administrative Agent (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, (b) to pay or reimburse each Lender and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in clause (a) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for Administrative Agent and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Administrative Agent or Lender affected by such conflict informs the Borrower and thereafter retains its own counsel, one additional counsel for each Lender or the Administrative Agent or group of Lenders or the Administrative Agent subject to such conflict and (c) to pay, indemnify or reimburse each Lender, the Administrative Agent and their respective

Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in clause (a) above and the transactions contemplated hereby and thereby, and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto), (ii) a material breach of the Loan Documents by such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (iii) disputes solely among Indemnitees or their Related Persons (it being understood that this clause (iii) shall not apply to the indemnification of the Administrative Agent in a suit involving the Administrative Agent in its capacity as such that does not involve an act or omission by the Borrower as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto)).  For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is the Administrative Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of the Administrative Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided that solely for purposes of Section 9, references to the Administrative Agent’s Related Persons shall also include the Administrative Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons.  All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6                        Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except in connection with an Escrow Assumption, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)                                 (i)  Subject to the conditions set forth in clause (ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that it shall be deemed reasonable for the Borrower to withhold such consent in respect of a prospective Lender if the Borrower reasonably believes such prospective Lender would constitute a Disqualified Institution) of:

(A)                               the Borrower; provided that no consent of the Borrower shall be required for an assignment of (x) Loans to a Lender, an Affiliate of a Lender, or an Approved Fund, or (y) any Loan if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, and provided, further, that a consent under this subclause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within ten Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Subject to Section 2.24, assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 to be paid by either the applicable assignor or assignee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(iii)                               Subject to acceptance and recording thereof pursuant to clause (iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith), other than any sale to a Disqualified Institution, which shall be null and void.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Section 2.24), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in this paragraph (b) (unless waived by the Administrative Agent) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c)                                  (i) Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to clause (ii) below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.19 (if such Participant agrees to have related obligations thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts.  No Participant shall be entitled to the benefits of Section

2.20 unless such Participant complies with Section 2.20(d), (e) or (g), as (and to the extent) applicable, as if such Participant were a Lender.

(iii)                               Each Lender that sells a participation, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated fees) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(f)                                   The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(g)                                  Neither Holdings nor or any of its Affiliates may acquire by assignment, participation or otherwise any right to or interest in any of Loans hereunder (and any such attempted acquisition shall be null and void).

(h)                                 Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(i)                                     Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.  The Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

10.7                        Adjustments; Set-off.

(a)                                 Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the Stated Maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                 Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof.

10.11                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12                 Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Administrative Agent from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of the Administrative Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)                                 consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Borrower to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13                 Acknowledgments.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders;

(d)                                 no advisory or agency relationship between it and the Administrative Agent or any Lender (in their capacities as such) is intended to be or has been created in respect of any of the transactions contemplated hereby,

(e)                                  the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, have an arms-length business relationship,

(f)                                   the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,

(g)                                  each of the Administrative Agent and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and none of the Administrative Agent or the Lenders has any obligation to disclose such interests and transactions to the Borrower by virtue of any advisory or agency relationship, and

(h)                                 none of the Administrative Agent or the Lenders (in their capacities as such) has advised the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the United States Bankruptcy Code or any consents needed in connection therewith), and none of the Administrative Agent or the Lenders (in their capacities as such) shall have any responsibility or liability to the Borrower with respect thereto and the Borrower has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.

To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14                 Confidentiality.  The Administrative Agent and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any potential amendments, modifications or waivers, or any request therefor), whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the transactions hereunder and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”).  Without limiting the foregoing, the Administrative Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and the Administrative Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees and Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, with the Administrative Agent or Lender responsible for the breach of this Section 10.14 by such Representatives as if they were party hereto), (2) to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Loans hereunder (excluding any Disqualified Institution), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14, (3) to any party or prospective party (or their advisors) to any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided, that in the case of clauses (4) and (5), the disclosing Agent or Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable Law, to notify the Borrower prior to such disclosure and cooperate with the Borrower in obtaining an appropriate protective order, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to this Agreement, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent the Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, or (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans hereunder, to the CUSIP Service Bureau.  The Administrative Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and/or its Affiliates and (ii) the Borrower has advised the Administrative Agent and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Administrative Agent and the Lenders without the confidentiality provisions of this Agreement.  All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to the Administrative Agent and each Lender until the second anniversary of the Administrative Agent or such Lender ceasing to be the Administrative Agent or a Lender, respectively.

10.15                 No Recourse to Affiliates of the Borrower.  The Administrative Agent and the Lenders agree that, except as specifically set forth in a written agreement with any such Person, the Loans and the other Obligations under the Loan Documents are not recourse to any Person other than the Borrower (including, without limitation, SGI and its other subsidiaries and holding companies or Affiliates).

10.16                 Accounting Changes.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, covenants, standards or terms in this Agreement, then following notice either from the Borrower to the

Administrative Agent or from the Administrative Agent to the Borrower (which the Administrative Agent shall give at the request of the Required Lenders), the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition and covenant capacities shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  If any such notices are given then, regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Borrower and the Administrative Agent, it being understood that the posting of an amendment referred to in the preceding sentence electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Lenders shall be deemed adequate receipt of notice of such amendment.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date.

10.17                 WAIVERS OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18                 USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or the Administrative Agent.

10.19                 Fee Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the fees applicable to any Loan, together with all charges and other amounts that are treated as interest or fees on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of fees payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the fees and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.19 shall be cumulated and the fees and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with fees thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.20                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.21                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other notices of borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SGMS ESCROW CORP.,
as Borrower

By:	/s/ Jack Sarno
	Name:	Jack Sarno
	Title:	President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ronaldo Naval
	Name:	Ronaldo Naval
	Title:	Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Brandon Bolio
	Name:	Brandon Bolio
	Title:	Vice President